Exhibit 99.10
Sales Agreement
(2010)
Party A: Hubei Jinlong Cement Co., Ltd.
Party B: Shiyan Zhuomai Trading Co., Ltd.
This Sales Agreement (the “Agreement”) is entered into by and between the above parties pursuant to the Contract Law of the People’s Republic of China.
     I. Regional Distributor
Party A hereby authorizes Party B to act as Party A’s regional distributor of cement products manufactured by Party A (“Products”).
     II. Distribution Region
Party B is hereby authorized to distribute the Products in Chen Qu (including Zhangwan, Bailang and Maojian, but not to major construction projects such as state roads, railways, power stations, bridges or tunnels in the designated region).
     III. Term of Agreement
Party B is hereby appointed as Party A’s distributor for a term of one year, starting from December 26, 2009 to December 25, 2010.
     IV. Amount of Distribution
It is proposed that Party B distributes 420,000 metric tons of the Products in the contract year with monthly distribution as follows:

	Proposed Amount of Distribution		Proposed Amount of Distribution
Month	(metric ton)	Month	(metric ton)
Jan.	20,000	Jul.	42,000
Feb.	6,000	Aug.	42,000
Mar.	24,000	Sep.	42,000
April	38,000	Oct.	42,000
May	40,000	Nov.	42,000
Jun.	42,000	Dec.	40,000
     V. Quality Control
1.	Party A guarantees that the quality of Products meets the state-set standards (GB175-2007) and Party A shall be responsible for any damages caused by quality related issues of the Products other than damages caused by Party B due to mishandling in shipping and storage.

2.	Party B shall send written notification to Party A for any questions or claims from end users regarding the quality of Products within 2 days. Party A shall resolve the request on the customer’s site within 48 hours to 3 days after receipt of the notification.
     VI. Shipping
1.	Location: Party B shall take delivery of the Products at Party A’s cement plant.

2.	Party B shall ship the Products by its own vehicle and at its own expenses.
     VII. Price

The selling price of the Products shall be determined by Party A based on the market price at the location of Party B’s distribution region and shall be adjusted with any change of the market price. Party A shall send written notification to Party B for any adjustment of selling price.
     VIII. Method of Payment
Party B shall pay cash upon taking delivery of the Products.
     IX. Deposit
1.	Party B shall pay a deposit of RMB 3,000,000 before the execution of this Agreement. Party A shall return the full amount of the deposit within 15 days after Party B fulfills all its obligations under this Agreement. No interest shall be accrued from the deposit.

2.	If the Agreement is terminated and Party B is not responsible for such termination, Party A shall return the full amount of the deposit within 15 days upon the termination of the Agreement.
     X. Rebate
1.	If Party B distributes 60% or more of the proposed monthly amount of distribution, Party B is entitled to a rebate of X% times RMB10 per metric ton of the Products sold in that month (“X” stands for the percentage of the proposed monthly amount of distribution).
2.	If Party B distributes 100% of the proposed annual amount of distribution in the contract year, Party B is entitled to a bonus of RMB2 per metric ton of the Products sold.
3.	If Party B distributes more than the proposed annual amount of distribution in the contract year, Party B is entitled to a bonus of RMB5 per metric ton of the amount over the proposed annual amount of distribution.
     XI. Duties of the Parties
A.	Management of Regional Distribution
1.	Party B shall enhance its management based on Party A’s marketing plan and sales strategy.

2.	Party B shall coordinate with Party A and perform its duties based on Party A’s marketing plan.

3.	Party A has the right to oversee and supervise Party B’s performance during the contract year.

4.	Party A has the right to build up files for the second level distributors and end users.

5.	Party A shall not sell directly to buyers in Party B’s distribution region during the contract year, unless the sale is made to employees of Party A or the government.

6.	Party B shall not distribute the Products in areas other than its designated distribute region, otherwise, Party A has the right to charge RMB10,000 per car load sold and such amount shall be deducted from the deposit. In this case, Party A may also disqualify Party B as its regional distributor. If Party B discovers any sales of Products by other distributor in Party B’s designated distribution region, Party B shall report to Party A immediately.

7.	Party B shall sell the Products at a price that is higher than the guidance price set by Party A, otherwise, Party A shall charge RMB2,000 and such amount shall be deducted from the deposit. In this case, Party A may also disqualify Party B as its regional distributor.

8.	If Party B distributes less than the proposed monthly amount in three months consecutively, or the average monthly amount for three months is less than 80% of the average of the proposed monthly amount in such months, Party A has the right to disqualify Party B as its regional distributor or engage with another distributor in Party B’s distribution region.
9.	Party B has the obligation to assist Party A on marketing, advertising, coordinating with government agencies and resolving disputes.

10.	Party A has the right to sell to other parties in Party B’s distribution region or disqualify Party B as its regional distributor, if:
(1)	Party B fails to set its selling price according to Party A’s guidance price, or set a price that is too high.

(2)	Party B distributes cement products of other brands.

(3)	Party B is incompetent in operating its business.
B.	Other Agreements
Even though Party B distributes less than 60% of the proposed monthly amount in a particular month, Party B is still entitled to a rebate of X% times RMB10 per metric ton of the Products distributed in that month (“X” stands for the percentage of the proposed monthly amount of distribution) if:
1.	Party A fails to supply Party B with sufficient Products.

2.	Party B’s sales are adversely influenced by any quality related issues of the Products.

3.	Other events of force majeure.
     XII. Breach of Agreement
1.	Any party who terminates the Agreement without justifiable reason shall pay compensation of RMB 50,000 to the other party.

2.	Party A shall have the right to terminate the Agreement if Party A’s supply of Products is rendered impossible due to any changes of government policies, material changes of Party A’s business, failure of major manufacturing facilities, or power failure.
     XIII. Any unsettled matters under this Agreement shall be resolved through further consultation between the parties.
     XIV. Dispute Resolution
Any dispute arising from the performance of this Agreement shall be resolved through consultation between the parties. If no resolution can be reached from consultation, the dispute shall be submitted to a court of law at Party A’s location.
     XV. This Agreement is executed into four duplicates. Party A shall hold three duplicates and Party B shall hold one duplicate. This Agreement is effective upon execution.
Party A: /s/ [Signature of Authorized Representative and Corporate Stamp]
Hubei Jinlong Cement Co., Ltd.
Party B: /s/ [Signature of Authorized Representative and Corporate Stamp]
Shiyan Zhuomai Trading Co., Ltd.
December 20, 2009